Exhibit 16.1
Crowe Horwath (HK) CPA Limited Member Crowe Horwath lnternational 9/F Leighton Centre, 77 Leighton Road, Causeway Bay, Hong Kong Main +852 2894 6888 Fax +852 2895 3752 www.crowehorwath.hk PRIVATE AND CONFIDENTIAL Our Ref: LCH0607/SS/KZ/A18/CH0791/14 August 28, 2014 Jonathan P. Serbin, and Kelvin Lau Members, Audit Committee Lihua International Inc. c/o Lihua Holdings Limited Houxiang Five-Star Industry District, Danyang City, Jiangsu Province, PRC Re:  Auditor's Resignation Letter Lihua International Inc. - CIK#: 000-1399521 (the "Company") Dear Messrs. Serbin and Lau: We hereby resign our office as auditors of the Company with immediate effect. Subsequent to March 17, 2014, the date of our last report of independent registered public accounting firm regarding the Company's financial statements as of December 31, 2013 and 2012 and regarding each of the years in the three-year period ended December 31, 2013, and the Company's internal control over financial reporting as of December 31, 2013 ("Auditor's Report"), we became aware that facts may have existed at that date which might have affected the report had we been aware of such facts.  We have been unable to conduct a satisfactory investigation of this information and are unable to determine whether the information is true, and whether the financial statements need revision.  Members of the Company's current board of directors and management have informed us that they would provide whatever information they have at their disposal, but that they have been unable to satisfy our requests because relevant information is unavailable to them. We recently learned that management and the Board of Directors have determined that the Company's financial statements for the year ended December 31, 2013, included in the Company's 2013 Annual Report on Form 10-K, and the Company's financial statements for the quarters ended March 31, 2013; June 30, 2013 and September 30, 2013, included in the Company's Quarterly Reports on Form 10-Q for such periods should no longer be relied upon. We hereby notify you that our Auditor's Report dated March 1 7, 2014 should no longer be associated with the financial statements and should no longer be relied upon. We hereby authorize and request you to deliver a copy of this notice of resignation to each person, entity, or agency that may be relying on the financial statements dated as of December 31, 2013 that our report should no longer be relied upon. Very truly yours Crowe Horwath (HK) CPA Limited Hong Kong, China